Exhibit 99.3

Final Transcript

EATON CORPORATION: Executive Teleconference Call

May 21, 2012/10:00 a.m. EDT

SPEAKERS

Don Bullock – Senior Vice President, Investor Relations

Sandy Cutler – Chief Executive Officer, Eaton Corp.

Rick Fearon – Chief Financial Officer, Eaton Corp.

Kirk Hachigian – Chief Executive Officer, Cooper Industries

PRESENTATION

Moderator	Ladies and gentlemen, thank you for standing by and welcome to Eaton Corporation Executive Teleconference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. Instructions will be given at that time. As a reminder, this conference is being recorded. I would now like to turn the conference over to our host, Mr. Don Bullock. Please go ahead.

D. Bullock	Good morning. I’m Don Bullock, Eaton’s Senior Vice President of Investor Relations. I am pleased to have you join us today to discuss our recent announced acquisition of Cooper Industries. As is typical,

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information provided in today’s conference call will include forward-looking statements. The first part of today’s presentation and the press release regarding the transaction provide further details about those forward-looking statements. In this call, we’ll be covering material that are available at our industrial relations website at www.eaton.com. At this time, I’ll turn it over to Sandy Cutler. Sandy?

S. Cutler	Great. Thanks very much, Don. And thank you all for joining us on short notice. I’m delighted to be joined this morning by Kirk Hachigian, Chairman and CEO of Cooper Industries as we announce this historic transaction today. Two proud companies with enormous capabilities and proud histories are coming together to form what we think is an even more exciting future. Kirk, welcome and thanks for joining us this morning.

K. Hachigian	Great. Thank you, Sandy.

S. Cutler	What I’m going to do this morning is to walk through the investor packet that we have out on our web page. I’m going to start by noting on page two and three the rather fulsome set of disclosures and I would ask you to read those through. These both address what you would have traditionally seen from us but also additional disclosures required as part of this

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transaction. So subject to those comments, let me move forward to page four and give you a highlight about the transaction and then we’ll be very anxious to take your questions following moving through these charts.

On page four, this combination leads to, obviously, a larger company and more dynamic company – one that has about $21.5 billion of combined sales based on our 2011 combined sales, $3.1 billion of combined 2011 EBITDA. We believe that the bringing together of these two companies results in an enterprise that’s increasingly well-positioned for growth as we focus on this continuing theme of power management. Very significant synergies and we’ll talk to you about those and a real win-win for the shareholders of both companies a 29% premium over Cooper’s closing price of last Friday. It has a very significant cash component to the overall deal and a very attractive accretion to earnings for both company’s shareholders as continuing owners of the new company.

We move to page five. A quick overview. The combined company, as I mentioned – $21.5 billion. It will be under the leadership of Eaton’s management. The name is one that we still will be getting pinned down over the next couple of weeks but the purpose of this presentation – let me refer to the name of the new company as Eaton Global PLC. We’ll continue to trade under the New York Stock Exchange under our ETN symbol and we’ll be incorporated in Ireland.

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The shareholders of Cooper will receive $39.15 in cash and 0.77479 Eaton PLC shares – those are the shares of the new company, reflecting a 29% premium, as I mentioned, over the closing price of last Friday, May 18th. The Eaton shareholders will receive one share of the new Eaton PLC for every individual share they hold today of Eaton Corporation. The financing is fully committed. The bridge is in place. The financial benefits, as I mentioned, are attractive and substantial – $375 million of operating synergies with 80% of them realized by the third year and $160 million of global cash management result in tax benefits in the mature year. You’ll see those come on board very quickly. It’s significantly accretive to our own earnings and we expect, while we can’t be precise, that the closing will occur in the fall of 2012 and that’s really conditional on customary, regulatory, and shareholder approvals.

We move to chart six – a quick summary of the benefits to Cooper shareholders. The bid was recommended with the full support of Cooper’s board of directors. The bid reflects … what we think is a very handsome value for the company at 29% premiums, as I mentioned – a multiple of

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12.9, as you can see, significantly above the current trade of the previous to date current trading of range and closing of May 18th and certainly the high as I mentioned on the earlier chart – the very high cash component of the deal we think is of real value but the equity component provides significant upshare to the shareholders of Cooper as we put together these two companies and realize the very attractive synergies. Beyond all those, we are both convinced that this combination of our businesses just creates a highly, highly attractive enterprise with increased growth and earnings capabilities going forward.

Our Eaton strategy – page seven. If you look at this chart and say it looks like no change – that is exactly the message on this page. You know we continue to run ourselves as an integrated operating company. We’re really focused on these electrical, hydraulic, and mechanical solutions across this broad array of diverse end markets. This acquisition does nothing but simply increase our focus and capabilities on really working on this megatrend of the growing cost of energy. Great balance, again, across geographies, economic cycle, and our business mix, and it builds on the acquisitions that we have talked about earlier that we have been interested in acquisitions in our electrical and hydraulic and aerospace business as we fill out our positions in those businesses.

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Chart eight – just simply a reminder that these are 2015 goals that we remain committed to and so no change in that regard and, really, this acquisition enhances our capability to get there and to get there quickly. Chart nine just gives you a little bit of history for those of you who are not familiar with how we’ve built our electrical business, really, since 1978. As you can see, a variety of larger acquisitions that filled in both market participation and points of regional strength resulting today in a real global leader across many elements of the overall electrical business. Clearly, the acquisition of Cooper that we’re announcing today greatly strengthens us both in the power control and distribution segments as well as lighting and safety, which are new areas for us, and you can see the great regional strength that Cooper brings as well. A long string of acquisitions to build a very powerful world competitor.

The next chart really speaks to – Chart ten speaks to Eaton’s acquisition program over these years. It’s been fundamental to the very strong record of shareholder return you see on the right-hand side, again, Eaton in the blue – the premier diversified groups appears that we compare ourselves to in the green and the S&P 500 in the orange.

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If we move to chart 11 – just a quick overview of Cooper. Many of you are very familiar with this fine company – a leading participant in this electrical equipment business – $5.4 billion of sales, and, of course, these are 2011 numbers – 14% operating margin. Tremendous range of electrical products. Strong brand names. This company was founded in 1833, as you know, and it has very strong positions across industrial, utility, and commercial markets with powerful brands that are recognized across the industry. A great suite of products and great geographic dispersion and balance you can see here – some 26,000 employees that we’re really looking forward to joining the team. We think that the growth that Cooper has demonstrated over the last couple of years, whether expansion into emerging markets, moving into important verticals like oil and gas and mining and utilities – this great record of new product innovation – almost 30%. You can see 29% coming from new products and then the very powerful sales and sales processes that they’ve demonstrated are all reasons that the business was very attractive to Eaton.

Again, for those of you who may not be quite as close to Cooper’s story, much of this information on chart 12 comes from presentations you would have seen from Cooper over time. Seven powerful product franchises.

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Let me start just on the left-hand side. Cooper Power Systems – a real market leader in distribution, grid, and protection. This expands Eaton upstream, if you will, from our current position. Crouse-Hinds, a great industry name, global leader in solutions for harsh and hazardous environments. Another great addition. Another great complementary set of capabilities for Eaton.

In the safety area, another area of complementary product to us – some $600 million franchise today – really leading positions in Europe. The lighting franchise – looking downstream from where Eaton’s traditional positions are – puts us into another one of those very attractive end loads, if we think about a building very important franchise and a real growth story around the LED platform driving growth.

The Bussmann fuse business and circuit protection business, complementing our strong position in circuit breakers – another great industry name. B-Line Support Structures – another strong position and we think some real opportunities for synergies as we extend that product line into some of Eaton’s end market strength. Then, again, speaking about loads wiring devices – a very strong position in the wiring devices, so seven new product platforms complementary to Eaton’s capabilities and really broadening our participation across the electrical industry.

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Charts 13 and 14 – just a couple of quick comments in terms of the strategic rationale for this. I’ve mentioned the word complementary and that is key in understanding this deal. This really is an opportunity to add two great portfolios together. Great market segmentation expansion, as we mentioned, that if you look at Eaton’s position today being in low and medium voltage power distribution and control and our power quality business – we now move from that upstream into the applications and encompassing primary and secondary distribution and grid automation and smart grid applications. We can move downstream into lighting, lighting controls, and wiring devices. Great positions in terms of channel and you’ve seen many of these same drivers in the electrical industry about the aging grid, the amount of spending that’s got to be spent on energy conservation and, obviously, the safety issue for people data and equipment.

We both believe that oil and gas and mining and energy efficiency and alternative energy are really important areas, and the two companies have independently and in a complementary fashion have been building

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capabilities. It makes us a better supplier with more capabilities for our customers. In our geographic exposure, they had great reinforcement in that regard to the position Eaton’s built as well. The final point is that, as an Irish incorporated company, this offers us improved global cash management flexibility for the corporation and you’ll see some of the result in synergies as a result of that.

So two kind of quick pictorial charts for those of us who like pictures better than charts. You’ve seen chart 15 from us before. It really describes our electrical business today with the four nodules of power distribution, power quality control and service that we’ve been building our business across for a number of years. If you move to chart 16, I’ve mentioned this upstream and downstream expansion – a very logical product progression for us as we broaden our capabilities. We move upstream into utility power distribution network and we move downstream into load management and lighting, so, again, really broadening our ability to bring broad solutions to our customers.

Charts 17 and 18 are going to deal with the synergies and with the accretion so let me just take you through those quickly. You know our model as an operating company is to run an integrated operating company. We’ve done many, many different acquisitions. We have a honed

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capability that you’ve seen from us in terms of our ability to really complete these acquisitions successfully and deliver on the synergies, and so let me walk you through what we see happening in this particular transaction.

Really, three groupings of synergies – first sales synergies and these are the profits that come from increased sales – putting our two franchises together, a variety of really exciting opportunities from the complementary nature of our two business. The second are the cost-out synergies, and you can see them arrayed 2013 to 2014 leading to a total of $260 million there, so the total pre-tax operating synergies starting in 2013 of $75 million move up to $375 million by 2016.

The next line is the global cash management and result in tax benefits of $160 million a year and you can see that they start off in the first year because we’re anticipating that this deal will close in the fall of 2012. So fairly immediately, you get a large portion of these synergies from structural change. And then the last line on this particular chart is the acquisition integration costs – again, these are pre-taxed on that line – and you can see that most of those have been concluded by 2014 with a small portion of those carrying over into 2015.

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Now on page 18, a quick characterization of the accretion from an operating earnings per share basis, you can see slightly dilutive in 2013 but very quickly flipping to attractive accretion on an operating earnings per share basis in 2014, ’15, and ’16 of $0.35, $0.45, and $0.55 and when one looks at the cash operating EPS, which clearly is what is going to drive our ability to reinvest and grow the enterprise, you can see when you exclude the incremental amortization of intangibles coming from the purchase price accounting, it adds 30 some cents in 2014 and you can see in the first year of 2013, this is $0.40 accretive and very attractive.

Chart 19 – just a quick overview for you of how, when the two companies come together the revenue mix changes for Eaton. If you look simply to the left-hand side of the chart, you would see that about 45% of Eaton in 2011 is our electrical business. Post the acquisition of Cooper, you can see that moves to 59%, so real growth of our electrical capability and quite an impact on our mix. From a geographic point of view, you can see that Eaton is a little bit further diversified than Cooper at this particular time, so in terms of sales outside the U.S., Cooper has been growing that business outside the U.S. very quickly and you can see as a result that we end up being balanced approximately 50% in the U.S. and 50% outside the U.S. with real opportunities, we believe, to continue that growth into the faster growing economies around the world.

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From a financing point of view, our bridge loan and cash is on hand to fund this deal at this point. We plan to replace that bridge loan with approximately $5.1 billion of term debt and several tranches with varied tenures and that lies ahead of us in terms of actually replacing that bridge loan. In the medium term, we’re targeting a return to an A credit rating for our long-term debt which you know has been our overall financial policy for well over 10 to 12 years.

Now in terms of timing, obviously we’re sitting here on May 21. The next step, and it will contain much of the information that I think many of your questions will target today, will be the filing of the proxy statement. That proxy statement and scheme document will contain many of the specifics around the transaction and then following that would be the shareholder votes of both of the corporations and that leads us to this expectation of the timeline, which is sometime in the fall of 2012, and the little orange box at the bottom in terms of referencing the regulatory filings – there are filings and there are approvals and so we can’t be specific at this time on when the approval date will be. We do expect it to be in the fall, however, of 2012.

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So once again, just a quick summary of what we consider a real transformative deal. The combination of these two businesses creates an enterprise of real size and capability, well positioned to continue to pursue this power management theme we’ve talked about. They synergies are large and attractive, and as I’ve detailed them, you can see that a very significant portion of them come on board right in 2013. We think a real win for our company’s shareholders point of view from two perspectives.

One, the 29% premium to Friday’s closing for Cooper’s shareholders with a very substantial cash component. But then, and not to be overlooked, the significant accretion to both company’s shareholders as continuing holders of the new company. I hope I’ve given you a flavor for our excitement and anticipation relative to the opportunity to grow these enterprises quickly and capitalize on the very significant synergies that we see between the two companies.

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So with that, we very much appreciate your calling in this morning and we’d be delighted to take questions to help you understand a little more about this transaction. Don?

D. Bullock	Our first question comes from Ann Duignan with J.P. Morgan.

A. Duignan	Hi, guys. Good morning.

D. Bullock	Good morning, Ann.

A. Duignan	I’m delighted to hear you’ll be re-incorporating into Ireland. Maybe I can write off a trip to visit. I just wanted to talk a little bit about the synergies. It’s a little bit unusual for Eaton in particular to include sales synergies in their go-forward synergies. Can you just talk a little bit about that, Sandy, and how confident – clearly, you must be extraordinarily confident with the main synergies, but if you could just talk about where you think the sale synergies are and how you define the, that would be great?

S. Cutler	Ann, I will do so to the extent that we can at this point. Let me just indicate that you’re exactly right in that it is somewhat different for us to be talking about sales synergies. Really what underlies this is the

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enormous complementary nature of this transaction. As I mentioned, this ability to move upstream and downstream that we detailed in the release is where we see real opportunities in terms of serving our customers. While there are lots of specifics to be worked out here as our integration teams get together and we’ll be able to talk more about them post closing, at this point, all we can share with you is that it really reflects the complementary nature of the company. We’ve known one another as companies for many, many years. We operated in many similar channels as we’ve outlined and I think we’re all very much convinced that this is a really powerful, powerful combination.

I would just say for everyone on board – on the line today – that there are some questions we’re not going to be able to answer in great detail because as we look at the regulations that cover this announcement of a transaction, we have to be careful that what is in our releases is exactly what we discuss on this call, so that’s about as far as a I can really go at this point, Ann.

A. Duignan	I appreciate that, particularly before the deal closes. But that does lead me to my second question and, to the best of your ability, given how much overlap and complementary businesses that there are between the two, do you anticipate any pushback from an anti-trust standpoint in any region?

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S. Cutler	Again, because this is such a complementary deal that our feeling is that the complementary nature of this transaction is one where these business have operated in sort of parallel spaces but not the same space. That forms our confidence for believing this is a transaction that should go forward. But having said that, every transaction like this is subject to regulatory approval and we’ll have to start through that process.

A. Duignan	Okay. I’ll turn this over to somebody else. I’ll get back in line.

S. Cutler	Thanks, Ann.

B. Bullock	Our next question comes from Andy Kaplowitz with Barclays.

A. Kaplowitz	Good morning, guys.

S. Cutler	Hi, Andy.

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A. Kaplowitz	Sandy, you’ve been trying to mature the rest of the world electrical business for a while now. How does this accelerate that? We all know it accelerates it, but maybe, how excited are you to grow that platform in particular? It seems like you could strengthen it meaningfully over time?

S. Cutler	Again, we are just highly impressed with Cooper’s business around the world and how quickly they have grown their franchise. When you think about the brand names in the Cooper business, these are brand names that are broadly recognized around the world that, as Kirk and his team have so successfully driven over the last couple of years, they’re real platforms to expand on. What we’re adding through this, while we look at the sales and the profits, but the legacy – the reputation – of these brands is very, very powerful and so to your point, whether it’s here in the U.S. or whether it’s outside the U.S., these are platforms when we add them to our capability really are going to allow us, we believe, to hit very attractive growth in these emerging nations, in particular.

A. Kaplowitz	Sandy, when you talk about the timing of this transaction, obviously, there is a significant amount of global economic uncertainty out there now, how does that sort of factor in to the time of this transaction – how do you look at these forecasts in the context of a bit uncertain environment? It’s going

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to help Eaton, I think, tremendously to combine these companies, but it is an uncertain time and it’s a relatively large deal and I remember you telling us that buyers and sellers were kind of further apart when you get this kind of uncertainty happening.

S. Cutler	Clearly it’s – and thanks for making the point – it’s not lost on us that world economic conditions and certainly the financial markets have been broiling over the last several weeks and months, and our basic view on the economy hasn’t changed. We’ve shared that in numerous forums relative to both what we think is happening here in the U.S. and externally. It’s our confidence in the synergies and our confidence in the benefits of this particular deal that gave both our boards, I think, the strong conviction to unanimously recommend this transaction to our shareholders. We’re very confident that the cash flows that we’re representing and these synergies provide us with a very strong capability to maintain a strong balance sheet. As we noted on the chart that dealt was financing, it is our intent to maintain that commitment to a strong A, and, while no one has asked the question yet, but let me just mention the issue of dividends, that we are not planning on changing any of our longer-term commitment to our capital allocation that we discussed with you on many points.

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So, yes, we know it’s also a little bumpy out there right now, but we think this transaction is one that’s powerful in spite of that.

A. Kaplowitz	That’s great, Sandy. Thank you.

D. Bullock	Our next question from A.J. Carrowall with FBR Capital Markets.

A.J. Carrowall	Thank you. Good morning. Congratulations. It sounds like a good deal. I had a couple of questions on the synergy so cash management – is that basically a lower tax rate for Eaton and is that – what are you assuming for the tax rate going out?

S. Cutler	Again, we’re not providing a detailed pro forma for either company today. What we’re trying to provide you is a look at where we think the synergies that wouldn’t have been in the models for either company would be and what we can tell you at this point that, as a result of the flexibility – the increased flexibility of global cash management – that there will be tax benefits as you see of about $160 million per year. We’re not in a position to comment on a specific rate or projection. We’re just trying to provide this third piece of information that you can apply to your models for either company and then add the three up.

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A.J. Carrowall	Got it. And then any color on the background on the deal. When did the discussion start? And what were the considerations? And any break of fees associated?

S. Cutler	All of the information for those of you who are familiar proxy statements that are filed for this kind of a transaction – it’s a rather exhaustive document. All the information relative to those kinds of deal points or contract points would be in that proxy. We’re working to issue that as quickly as possible so I would defer, really, on those specific points until we issue our proxy.

A.J. Carrowall	But on the break-up fees, I would imagine there is a break-up fee for either party.

S. Cutler	I can confirm there is a break-up fee, but, I guess, again, I would say that let’s wait until we issue the proxy and all that information and more will be included.

R. Fearon	I might also add that under Irish takeover rule, there is a what’s called a Rule 2.5 announcement that will contain many of these details and that should be public later today, actually. In fact, it’s public now.

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A.J. Carrowall	Alright. Thank you very much.

D. Bullock	Our next question comes from Jeff Sprague with Vertical Research.

J. Sprague	Thank you. Good morning, gentlemen. Congratulations. The sparks do fly. On the cost synergies, Sandy, I’m wondering how much time you guys have had to actually work that from a bottom’s up standpoint. Obviously, you’re both really well-run lean companies, but I think you’re cost synergies equate about 2% of sales – combined electrical sales. It doesn’t sound like a real aggressive initial number. Should we think about that as an initial number? How much work could be done on that number?

S. Cutler	Two comment, Jeff. First, on the sparks flies issue, it’s our job to make sure there aren’t sparks in the electrical industry. I just wanted to clarify that. But secondly, on the issue of the cost-out. They are our best estimates at this point, and that’s why we have represented them as such. Clearly post-closing, we’ll have the opportunity for our integration teams from both companies, and as you know, that’s always one of our philosophies to involve employees from companies in these assessments. We’ll be able to get into more detail, but these overall synergies are very much within the band that we have normally seen for larger acquisitions for Eaton.

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J. Sprague	I was wondering – it was unclear to me. I don’t have the slides. The tax and cash opportunity of $160 million – is that solely, or maybe stated differently, should we think of that as both a P&L impact of that size and a cash impact of that size? Is there a difference to be drawn between cash and P&L around that number?

S. Cutler	I think you can treat them as the same.

J. Sprague	And then, finally, just thinking about – well, I’ll fast-forward to what’s next in the portfolio after the dust settles here today, you mentioned electrical, hydraulic, aero – you obviously didn’t mention truck or auto. You’re looking a lot more like an electrical company. Should we expect more portfolio evolution over time?

S. Cutler	Let me give you two answers, Jeff. Thanks for the question. Our point in making that point was I think we’ve been consistent since 2000 indicating that the vast majority of our acquisition dollars would be spent on building out our electrical, our hydraulic, and our aerospace business. We have

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continued and will continue to grow our two vehicle businesses, primarily to internal investments, so that really was the point of that amplification. It was really consistency with our historical business.

At this point, answering the second part of your question, we are not anticipating – it’s not in our act of planning – any substantial additional change in the portfolio as a result of this transaction.

J. Sprague	Great. Thank you very much.

D. Bullock	Our next question comes from Andrew Obin with Bank of America Merrill Lynch.

A. Obin	Congratulations.

S. Cutler	Thank, Andrew.

A. Obin	Just a question on how you treat accretion and dilution from the transaction because you report your numbers on both operating basis and GAAP basis. So is this a GAAP number or does this number exclude the accretion and dilution? Do these numbers exclude restructuring that you usually do associated with … acquisition? I’m just not clear on that.

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R. Fearon	Yes, Andrew. It’s Rick. These numbers are excluding the acquisition integration costs that we detailed on slide 17.

A. Obin	Okay. Terrific. And then the second question on tax structure. I thought one of the issues with making a large acquisition or an acquisition of a foreign dollar sales entity because Eton’s tax mechanism is structured in a very specific way, so how do you buy Cooper and reincorporate without undoing all the tax systems that you have inside the company?

R. Fearon	Andrew, we will detail out the precise legal structure and the proxy that will be filed within the next few weeks. I think you really do need to go through the detail to understand how the legal structure works for the transaction. We’re very comfortable with the transaction. It’s been thoroughly vetted by many more lawyers than I care to count.

A. Obin	Okay. Thank you very much.

D. Bullock	Our next question comes from Jeff Hammond with KeyBanc Capital Market.

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J. Hammond	Thank you. Good morning, guys. Can you guys just talk how you’re thinking about the pro forma leverage profile – where do we fall out and then, in the spirit of getting back to this A rating – are we most focused on debt pay-down in the near-term? Then just back to Jeff Sprague’s question – you talked about not meaningful changes to the portfolio, but you do mention the release possible asset sales. Maybe just comment on that.

S. Cutler	In terms of the priority of cash at this point in terms of capital allocation, you’re right, Jeff, in terms of your supposition that the primary use here will be to get ourselves back to an A rating, so that’s paying down debt. We think it’s going to take two to three years, probably, to pay down this additional debt and so that becomes our active plan, much as you saw from Eaton after we did the series of acquisitions that you recall of Argotech in our aerospace business – the Phoenixtec and Moeller businesses that took place in early 2008. So that becomes the primary focus why we maintained, as I mentioned earlier, our focus on attractive dividend in keeping in concert with our historic policies in that regard.

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Again, in terms of, yes there is a disclosure that talks about the debt potential, but as I mentioned, this is on the issue of asset sales. But that does not anticipate material changes in the portfolio.

J. Hammond	Okay. Thanks.

D. Bullock	Our next question comes from Mario Gabelli with Gabelli and Company.

M. Gabelli	Thanks Kirk for joining this deal. If you look out three years from now, you’re talking about significant EBITDA from the electrical product area. Are you precluded by any element of the tax structure of the deal to spin off the truck and automotive part at any time?

S. Cutler	There is nothing in the deal per se that would prevent us from taking portfolio moves, but we have no such plans.

M. Gabelli	No, I understand. It’s too early to think about that anyway. Thank you very much.

S. Cutler	Our next question comes from Jamie Cook with Credit Suisse.

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J. Cook	Hi. Good morning and congratulations. Two questions – one, you probably won’t be able to answer but I guess I’ll try anyway. Just the first question, I guess, Sandy – any concerns out there about other potential bidders coming in for Cooper and how you think about the price that you’re paying, would you be willing – I mean, will you be disciplined, I guess, on the price? And then second, when you’re talking about the strategic rationale of the deal, can you just talk about why you think this better positions you, sort of, in the oil and gas and mining segment specifically? With that, I’ll get back in queue.

S. Cutler	On the first, Jamie, what I can share with you is that both boards unanimously supported this transaction. They both are knowledgeable about the space. In the opinion of both boards, this is the transaction that they would recommend to their shareholders, so I think that speaks to this view of how powerful this combination is. As you can see, the synergies are very attractive from this transaction, so we think great benefits to both company’s shareholders.

On the second issue, when you get down into the detail, and some of you know Cooper’s electrical business very, very well and some of you know our business as well – there are a number of products which really

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complement one another which make the two companies able to provide even better solutions to the important industries like oil and gas, that we mentioned, and others. So, it’s again, this complementary nature of these businesses that form such a hand-in-glove wonderful fit in terms of the complementary nature. We think as a combined company, we can do an even better job for our customers. That’s really the driver that excited us so much when we began talking about this because we could just see how well this will work in the marketplace for our customers.

J. Cook	Thanks. I’ll get back in queue.

D. Bullock	Our next question comes from David Raso with ISI Group.

D. Raso	Hi. Good morning. Three quick questions. The first one – the bigger picture – just to get a feel for the animal spirits right now in the electrical space other M&A – obviously not many deals of this size you could have been looking at, but were there a handful of assets you’ve been in conversation with over the last stretch that culminated with this Cooper deal? I’m just trying to get a feel for the ripple effect that this deal could have on the space when it comes to consolidation.

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S. Cutler	I think, as we shared over time, we’ve got a fairly active potential book of activities. This one, to us, is just such a wonderful premium opportunity in terms of what we think it creates as a new company. This is why it commended our attention and commended the activities of both of our boards. I can’t speculate on what the ripple effect is. Obviously, you can look at the market today and get some interesting calls on what people are speculating are the ripples, but we’re not in a position to really speculate on that.

D. Raso	What would you say is more direct – are there other assets you were looking at, say, for example, if this deal didn’t come to fruition. There are other things in the hopper of some – not quite the same scale, but let’s say north of a billion dollars. Are there assets in play around the space that we should think of this as just an evolution in the sector right now?

S. Cutler	I think as we’ve said in all three of the industries – hydraulics, aerospace, and electrical – there is a natural consolidation process going on. That’s why we have felt that it was important for us to be focusing our acquisitions in there. That’s been our strategy for 10 to 12 years. There are always more ideas in our cookie jar. This was the best one we felt.

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D. Raso	Two other quick questions – really just clarification – maybe I missed it. Did you ever give a net debt to EBITDA number or leverage number when – let’s assume you are right and the deal closes toward the end of this year. What are you looking at the leverage of the company at the date of closure?

R. Fearon	We’ve not provided at this point because it’s not at the external disclosures at this point. I can’t really provide you more information on that.

D. Raso	And then lastly – the $260 million of cost-out synergies – can you give us at least a little feel on is it more upstream purchasing, manufacturing, consolidation – is it more on the downstream? I’m just trying to get a feel where do you feel the $260 is coming from?

S. Cutler	All I can say, David, just because of some of the restrictions in and around disclosure, again, is the upstream, in terms of sales benefit, is up in the sales synergy. The cost-out synergy runs a whole panoply of normal activity we’ve been involved in bringing two enterprises together.

D. Raso	I appreciate it. Thank you.

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D. Bullock	Our next question comes from John Lane with Morgan Stanley.

J. Lane	Hi. Thanks for taking my question. I was just wondering this $5.1 billion in refinancing that you guys plan to do – is that going to be mostly bonds? Or is that going to be term loans or a mix of the two?

R. Fearon	It’s going to be principally term debt. We would expect to have a set of laddered maturities very similar to how Eaton currently has a set of laddered maturities. Obviously, I don’t know the exact tenor and won’t until we end up issuing, but, as I’m sure you’ve noticed, the interest rate environment right now is quite attractive, and so in an absolute sense, we would expect the interest rates, regardless of the tenor, by historical standards to be a quite low rate.

J. Lane	Okay. Sure. And on the bridge loan that you guys have, what constitutes the difference between the $6.75 billion total size and the something like $6.25 billion that’s required equity – that you’re required to pay to Cooper’s shareholders pursuant to the term of the deal as proposed right now?

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R. Fearon	This will be detailed in the proxy so I can’t go into great detail here, but, clearly, there are some expenses and other cash costs of the transaction that have to be dealt with at closing.

J. Lane	Okay. And saying that you want a return to A level credit rating over the course of two to three years, that implies that you’re going to lose it. So do you guys have an idea of where your credit rating is going to be following this transaction?

R. Fearon	Our credit rating right now is A- and so all we’re saying is that over a medium term outlook, we would want to be at straight A, not even A-.

J. Lane	Okay, I see. Thank you very much.

D. Bullock	Our next question comes from Chris Glynn with Oppenheimer.

C. Glynn	Thanks. Good morning. Just – we talked a lot about the complementary nature. I was wondering if we could go into where are some of the areas of overlap and does the commentary on some potential asset sales speak to those types of areas?

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S. Cutler	We really don’t see areas of overlap so I guess I would just urge people who are reading all the fine print not to react to the issue, which is in the disclaimers up front. Again, I would come back to the fact we are not anticipating any material changes in portfolio. One of the reasons it was so attractive to this franchise and that I think it’s such a good fit for both companies is it is complementary. That, again, is the major issue. Don’t dig the detail in the disclaimer to a point where it takes you away from the strategy.

C. Glynn	Okay. And back to the complementary list – looking at the sales synergy – is your more mature emerging markets presence a major driver there? I know Cooper’s done some good work there, too, but it looks like you’re a little more mature. Is that a strategic item?

S. Cutler	I wouldn’t characterize the company as being at different levels of maturity. Cooper’s a business that goes back to 1833 and these are enormously capable franchises that Cooper has and very well run. I think what you have is you’ve got two companies with very strong positions in their traditional domestic market of North America, both of which have expanded abroad and are growing quickly in these emerging areas and, again, I think the key takeaway here is that when you bring these

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franchises together, you now are able to help a customer with a broader array of electrical applications and we now go from load management, if you will, final load, all the way up to and completely up to utility applications. That’s a very attractive market capability.

C. Glynn	Great. Thank you very much.

D. Bullock	Our next question comes from Brian Jacobs from Goldman Sachs.

B. Jacobs	Hi. Thanks for taking my question. I’ll give it a shot on this one but I have a feeling you’re going to say I have to wait for the proxy. It almost looks like it’s a reverse merger, but it sounds like from reading it that you’re creating a new entity. That entity – the old Eaton will merge into it. Typically, when companies take advantage of offshore domicile, they tend to have to issue debt and borrow at a downstream holding company. Are you anticipating having to have to do such a structure to take advantage of the Ireland domicile?

S. Cutler	I understand. Brian, your supposition is correct. We’ll have to defer that one until we get to the filing.

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B. Jacobs	Okay. Then one other quick question. With respect to the rating agencies – it was touched on earlier – but it sounds like I presume you’ve been involved in discussions with them and at some point you’re trying to structure this to at least try to keep the low single A ratings – is that kind of what you were alluding to earlier? Any color there?

R. Fearon	All I can say, Brian, is that we, of course, have ongoing dialogue with the rating agencies. Certainly, we’ve had dialogue with them regarding this transaction. You’ll have to wait to see what credit actions they decide to take.

B. Jacobs	Okay. And then more of a housekeeping question, but in this proxy, just to confirm, again, you’re saying that you will provide some basic pro formas to give an idea of what you guys are thinking about for leverage and the capital structure going forward?

R. Fearon	Well, it’s our anticipation that you will have a great deal of detail about various aspects of the transaction and various aspects of the financial structure. I’ll be honest – we haven’t completed the proxy and so I can’t tell you every item in the proxy, but I think you’ll certainly find enough detail to be able to evaluate the financial structure now and into the near future.

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B. Jacobs	Okay. Thanks.

D. Bullock	Our next question comes from Doug Carson with Bank of America.

D. Carson	Great. Thank, guys. I just kind of have a quick follow-up question on the balance sheet. A big focus for investors here is going to be doing potentially $5 billion of term debt, currently at the A- rating. On slide 20 you see the median term or targeting return to an A credit. You haven’t been an A credit since ‘09. So is there something different that you’re going to be doing with the cash flow or the balance sheet with leverage going up from possibly 1.75 to around 3 turns of gross leverage? It seems you’re going to be going the other direction, frankly, on the ratings side.

R. Fearon	I would simply comment that, as you know, ratings are based upon a variety of factors. One is company size, an important parameter. This makes us a real mega-cap company. Secondly, the electrical industry, historically, has had much less cyclicality than some industries, and that’s another attractive element. And third, we believe that there will be very

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strong cash generated from the combination of these companies which will allow us to de-lever rapidly. All of those factors, we believe, makes it a realistic prospect of being a straight A within the medium term.

D. Carson	Okay. I think you may have gone over this and I may have missed it – the cash flow generation for the combined company – I guess, would you kind of refresh me on that?

R. Fearon	We have not laid those statistics out. We will certainly be providing more information in the proxy. All we’ve done is, from a financial standpoint, is in this presentation, talk about the synergies.

D. Carson	Okay. I guess the priority of cash that you mentioned, was de-levering was high on the list going forward?

S. Cutler	Yes. Absolutely correct.

D. Carson	Alright. Thanks. That’s it for me.

D. Bullock	Our next question comes from Josh Polkawenski with JK and Partners.

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J. Polkawenski	Hi. Good morning, guys. I apologize if this came up earlier. I got disconnected for a bit, but in terms of how you want to be – what metrics you want us to focus on for the deal – it seems like cost-out synergies, while attractive, sounds consistent with what you would expect for a deal of this size. Clearly, Cooper has put up some strong growth internationally in recent years, but is still primarily a U.S. company. Is really the metric that we should be focusing on how fast you’re able to accelerate the rest of the electrical world profile with the Cooper assets bundled on there or is it more about margin expansion? I guess, what is the, if you had to boil it down to one point, what is the key theme that we should be focused on?

S. Cutler	I would say maybe four themes, Josh, and I know that’s more than the one you wanted. But I would say number one, the top synergy really talks about – topline synergy/sales synergy – about this opportunity to put together a capability that is broader in the marketplace and does a better job providing compelling value propositions to our customers. That’s the big initial driver for why these two enterprises together are so powerful.

The second is there is a very substantial opportunity, as we’ve outlined here, in terms of the cost-out synergies and we think that plays right to

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Eaton’s integrated operating model. It’s something we’ve proved. You’ve seen us do it over these last 10 years and we think we can capitalize on that very strong basis that Cooper has in terms of how well the company is run.

The third, then, gets to this issue of the cash management flexibility and resultant tax benefits. I made the point when we went through the presentation – those come on board early and they’re powerful. As you can see, we see them at full level right at 2013. Hopefully, that stabilizes, for many of you, the questions you’ve had about Eaton’s tax rate over time.

Then, the last is when you think about how quickly we’re saying this is going to happen, most of this integration happens in a fairly compact time period and allows the company, then, to – the point Rick was making earlier – to get the balance sheet back in a position where we have a solid A. So I would say those four drivers are the way I’d urge you to think about the business – two well-run large enterprises coming together to create an even more powerful enterprise as a result.

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D. Carson	Okay. That’s helpful. And then on the subject of asset sales, I understand there is nothing specific in place for the time being, but are there any change in control measures for Cooper’s Abex tools … that would say that closing this transaction would put that in play or put that on the block – clearly the tools asset is not really core to why you’re looking at the deal.

S. Cutler	Yes. In terms of anything that would change that agreement – Kirk – nothing that I’m not aware of.

K. Hachigian	No.

D. Carson	Okay. Thanks a lot.

D. Bullock	Our next question comes from Eli Lustgarten with Longbow Securities.

E. Lustgarten	Good morning and congratulations. I was late on the call, but going into a global power management company, so does this reinforce your view that you want to go only as far as distribution from the utilities down into power quality and control or would you again open up the thought process of looking at the transmission side of it and be a complete supplier?

S. Cutler	I guess this is a strategy question of how far one goes into T&D. Clearly, Cooper has got more capabilities than we have in that area. We’re very

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interested with not only the products, but the level of success and demonstrated value they have brought to their customers there. So I think you’re on the right track, Eli. This broadens the field of engagement for Eaton, bring in the Cooper capability. How far we go over time remains to be seen, but there are important new areas of capability for us, and, again, the reason that we think this is such a good transaction for both companies. Cooper had some load management and had some very important issues upscale. We sit right in the middle of that equation, and so you put this together and you not have a continuity of solutions you can bring out on a global basis. We think that’s very powerful.

K. Hachigian	Eli, 80% of our utility sales are directly to the utilities and not through distribution. So it is T&D directly to the utilities.

E. Lustgarten	I wasn’t talking about to the distribution. But you go to the utility – you selling distribution products from the utility down. I understand that. One, straight-forward question, I assume that this will preclude any material or significant acquisition for Eaton for awhile.

S. Cutler	Yes. I think to the point, and I would compare this very much to, you recall, we did these three acquisitions in the fall of 2007 – actually there

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were two then and then two right in early 2008 – and from both a management capacity and a financing capability – we’re going to have our nose to the grindstone on putting this together. So, yes, it does preclude any material acquisitions in this time period until we get the balance sheet back to a strong position.

E. Lustgarten	Alright. Thank you very much.

S. Cutler	Certainly.

M	Our next question comes from Sara Magers with Wells Fargo.

A. Casey	Hi. It’s Andy Casey, actually.

S. Cutler	Hi, Andy.

A. Casey	Can you – I guess back to Eli’s question – can you talk about the impact on the distribution channel? Clearly, some of Cooper’s products are, as you just suggested, are sold directly to the utilities. But for the rest of the products, is there a significant amount of overlap between the two companies and how they bring them to market?

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S. Cutler	Andy, when you step out into the electrical distribution channeling, let’s speak first about the wholesalers. Obviously, an electrical wholesaler carries a lot of different products. They have a full line card and we don’t compete with products. We complement one another, so, again, we think whether this is the channel on electrical wholesaler or it’s an end user, we can bring to partners a far more complete line card, if you will, and we think that’s very helpful and we really look forward to having that capability. Again, I think the key issue here again is complementary, not overlap, and that’s why this is so powerful.

A. Casey	Thank you for that, Sandy. I guess the question was not asked correctly. Do you both sell through the same distribution channel and is it more to your point about shelf space and complementary product as opposed to opportunity within the distribution channel to gain access to more points?

S. Cutler	Your line is breaking up a little bit, Andy, so I’m going to answer this the best I understood it. We do sell through some of the same distributers. In other situations, we may sell through different members of the overall wholesale channel. It’s one of the areas where we say that we think there are real opportunities because our exposure to these markets are slightly different. That gives us the opportunity to grow these businesses.

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A. Casey	Thank you very much.

D. Bullock	Our next question comes from Angie Salam with Deutsche Bank.

A. Salam	Hi. Thanks for taking my question. I know it’s been asked a few different ways now, but just on the corporate structure, can you tell us the bridge facility that you put in place? Is that at the new Eaton Global Hold Co. or is that a different subsidiary?

R. Fearon	I’ll have to wait for the proxy to detail out precisely where within the legal structure the bridge is in place. We have, in this 2.5 announcement, though, indicated the size and it’s a $6.75 billion facility.

A. Salam	Okay. Then just one more question. In the slide deck, it mentioned that Eaton Global will guarantee Cooper debt, but it doesn’t mention Eaton debt. Was there a reason it wasn’t mentioned or is that also in the proxy document?

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S. Cutler	You’ll find those details in the proxy.

A. Salam	Okay. Thank you.

M	Our next question comes from Mark Altherr with Credit Suisse.

M. Altherr	Thank you. You just answered that question.

D. Bullock	Then we’ll move on. Our next question George Williams with J.P. Morgan.

G. Williams	Hi. Thanks for taking my question. Do you intend to suspend share repurchases over the next few years?

S. Cutler	Our overall practice, and this goes back a little bit to our capital of management, is that the normal activities – whether that be our dividend policy or it be normal repurchases to offset shared dilution due to options – that is still anticipated going forward. But, no, there would not be any other what I would call material share repurchase programs.

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G. Williams	Okay. … share with us what … leverage is going to be? Do you know what the number would be?

S. Cutler	Could you repeat your question? It was breaking up a little bit.

George	In terms of post deal, pro forma leverage – you’ve been reluctant to share that number with us. Is there a reason for that?

R. Fearon	It’s not reluctance. The Irish takeover rules are very specific about what can be shared without it being in writing. So until it’s disclosed in writing, and the current announcement does not disclose that, there will be more detail in the proxy, but we are not in a position to give you that information on this call.

S. Cutler	And I would say more broadly, for many of you who had the opportunity to join us in our earnings calls or calls on significant acquisitions we’ve done over the years, part of our inability to answer some of these questions is a result of the regulations that cover this form of announcement. What I would urge you to do is the so-called 2.5, which is now accessible – if you can download that and work your way through that, I think you’ll find that to be helpful. But, frankly, the next document that will have substantial

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additional information will be the proxy. Until that time, and as Rick indicated, we are working to try to complete that as quickly as possible but we can’t put a specific date on it. When that’s available, a number of these questions, I believe, will be addressed, although, as Rick correctly pointed out, we haven’t completed the work yet so we don’t know exactly what will fully be in it. I think you’ll find that next stage will help answer a couple of these understandable questions that we can’t answer yet here today.

G. Williams	Okay. Thank you.

D. Bullock	Our next question comes from Michael Kim with CRT Capital Group.

M. Kim	Hi. Good morning. Thanks for taking my question. Just to follow up on potential asset sales – is there a particular business line that may be deemed to be non-core overall to business portfolio or would asset sales be more on a geographic basis?

S. Cutler	No, and again, I would say that I think everyone is reading in the forward-looking statement issues, which obviously try to cover a broad array of potential activities and as I’ve mentioned in a couple of answers, it is not

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in our current planning to have any material sales of assets so don’t overreact to what’s in the disclosure upfront versus what our strategy is. We’re buying this business because we think it’s a terrific business that complements our business and we’re not anticipating any material change in our overall portfolio.

M. Kim	Understood. Just in the lighting business. Is there – you gave metrics on sales. Do you have any metrics on EBITDA and exposure to traditional versus LED lighting?

S. Cutler	No. We’ve not provided it here. I think you could go on to Cooper’s web page and you’ll find additional analyst presentations they’ve made over time and I think you may find some of the information you’re seeking in those presentations.

M. Kim	Understood. Just real quickly on page 19 of the presentation, the color coding for international developed and emerging – what colors should those match? I don’t know if it’s my computer but I have both of them as purple?

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R. Fearon	Yes, you are correct. It appears that the color hasn’t come out properly. The way to look at this is that the orange is the international developed and then the purple is the emerging.

S. Cutler	Thanks for calling that to our attention.

M. Kim	No problem. Great. Thank you.

B. Bullock	At this point in time, we’re going to wrap up the call. We’d like to thank you all for joining us. As is normal course, I will be available to take any follow-up calls you may have after the meeting. And we will also be presenting at the EPG conference tomorrow morning at 10:45. Thank you very much.

Moderator	Ladies and gentlemen. That does conclude our conference for today. We thank you for your participation and for using AT&T executive teleconference service. You may now disconnect.

NO OFFER OR SOLICITATION

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

New Eaton will file with the SEC a registration statement on Form S-4 that will include the Joint Proxy Statement of Eaton and Cooper that also constitutes a Prospectus of New Eaton. Eaton and Cooper plan to mail to their respective shareholders (and to Cooper Equity Award Holders for information only) the Joint Proxy Statement/Prospectus (including the Scheme) in connection with the transactions. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING THE SCHEME) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EATON, COOPER, NEW EATON, THE TRANSACTIONS AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Joint Proxy Statement/Prospectus (including the Scheme) and other documents filed with the SEC by New Eaton, Eaton and Cooper through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Joint Proxy Statement/Prospectus (including the Scheme) and other documents filed by Eaton and New Eaton with the SEC by contacting Eaton Investor Relations at Eaton Corporation, 1111 Superior Avenue, Cleveland, OH 44114 or by calling (888) 328-6647, and will be able to obtain free copies of the Joint Proxy Statement/Prospectus (including the Scheme) and other documents filed by Cooper by contacting Cooper Investor Relations at c/o Cooper US, Inc., P.O. Box 4466, Houston, Texas 77210 or by calling (713) 209-8400.

PARTICIPANTS IN THE SOLICITATION

Cooper, Eaton and New Eaton and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective shareholders of Cooper and Eaton in respect of the transactions contemplated by the Joint Proxy Statement/Prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective shareholders of Cooper and Eaton in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Joint Proxy Statement/Prospectus when it is filed with the SEC. Information regarding Cooper’s directors and executive officers is contained in Cooper’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Proxy Statement on Schedule 14A, dated March 13, 2012, which are filed with the SEC. Information regarding Eaton’s directors and executive officers is contained in Eaton’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Proxy Statement on Schedule 14A, dated March 16, 2012, which are filed with the SEC.

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EATON SAFE HARBOR STATEMENT

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Eaton, New Eaton, the Acquisition and other transactions contemplated by the Transaction Agreement, our acquisition financing, our long-term credit rating and our revenues and operating earnings. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Eaton or New Eaton, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of our control. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; failure to satisfy other closing conditions with respect to the Acquisition; the risks that the new businesses will not be integrated successfully or that we will not realize estimated cost savings and synergies; our ability to refinance the bridge loan on favorable terms and maintain our current long-term credit rating; unanticipated changes in the markets for our business segments; unanticipated downturns in business relationships with customers or their purchases from Eaton; competitive pressures on our sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. We do not assume any obligation to update these forward-looking statements.

No statement in this announcement is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Eaton.

STATEMENT REQUIRED BY THE TAKEOVER RULES

The directors of Cooper accept responsibility for the information contained in this announcement relating to Cooper and its Associates and the directors of Cooper and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Cooper (who have taken all reasonable care to ensure such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

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The directors of Eaton accept responsibility for the information contained in this announcement, other than that relating to Cooper, its Associates and the directors of Cooper and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Eaton (who have taken all reasonable care to ensure such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.